Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282458

Prospectus Supplement
(To Prospectus Supplements Dated June 27, 2025, June 2, 2025, April 17, 2025 and December 30, 2024

To Prospectus dated October 8, 2024)

Up to $23,295,524

of

Common Stock

This prospectus supplement (“Prospectus Supplement”) amends and supplements the information in the prospectus dated October 8, 2024 (the “Prior Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-282458) (the “Registration Statement”), as previously supplemented by the prospectus supplements dated December 30, 2024, April 17, 2025 June 2, 2025 and June 27, 2025 (together with the Prior Prospectus, the “Prospectus”). This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We previously entered into an amended and restated sales agreement (the “Sales Agreement”) with Chardan Capital Markets, LLC (“Chardan”), dated as of December 30, 2024, relating to the offer and sale of shares of our common stock, $0.0001 par value per share (the “common stock”), having an aggregate offering price of up to $50,000,000 from time to time through Chardan acting as our agent.

As of the date hereof, the aggregate market value of our outstanding common stock held by non-affiliates, calculated in accordance with General Instruction I.B.6 of Form S-3 under the Securities Act of 1933, as amended (our “public float”), was approximately $82.9 million, based on 5,243,123 outstanding shares of common stock held by non-affiliates as of July 3, 2025, at a price of $15.82 per share as of July 2, 2025, which was the highest closing sale price of our common stock on The Nasdaq Capital Market within 60 days of the filing date of this Prospectus Supplement.

We are filing this Prospectus Supplement to amend the Prospectus to update our public float and indicate that, since our public float is above $75.0 million, we are no longer subject to the sales limitations of General Instruction I.B.6 of Form S-3 with respect to the registration statement of which the Prospectus, as amended hereby, forms a part. If we become subject to the limitations of such General Instruction I.B.6 in the future, we will file another supplement to the Prospectus.

Since our entry into the Sales Agreement, we have offered and sold approximately $26,704,476 of common stock pursuant to the Sales Agreement. Accordingly, because we are no longer subject to the sales limitations of such General Instruction I.B.6, we may offer and sell up to an additional $23,295,524 of shares of common stock pursuant to the Sales Agreement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “HYPD.” On July 2, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $15.82 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of the Prospectus, the “Risk Factors” section in our most recent Annual Report on Form 10-K and in our Current Report on Form 8-K filed on June 27, 2025, each of which is incorporated by reference into this Prospectus Supplement and the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this Prospectus Supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Chardan

The date of this Prospectus Supplement is July 3, 2025.